Exhibit 99.1

NEWS RELEASE FOR MORE INFORMATION, CONTACT:
Paul D. Borja
Executive Vice President / CFO
(248) 312-2000
FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2007 FULL YEAR AND FOURTH QUARTER RESULTS
TROY, Mich. (January 29, 2008) — Flagstar Bancorp, Inc. (NYSE: FBC), today reported a net loss for 2007 of $39.2 million, or $(0.64) per share (diluted) and a 2007 fourth quarter net loss of $30.1 million, or $(0.50) per share (diluted). Full year 2006 earnings were $75.2 million, or $1.17 per share (diluted) and 2006 fourth quarter net earnings were $6.9 million, or $0.11 per share (diluted). On a linked-quarter basis, the results compared to a net loss of $32.1 million, or $(0.53) per share (diluted) in third quarter 2007. Return on average equity for 2007 and the fourth quarter 2007 were (5.14%) and (16.67%), respectively, as compared to 9.42% and 3.41% for the same periods in 2006.
The fourth quarter 2007 results as compared to the same period in 2006 were negatively impacted by a decrease in gain on sales of mortgage servicing rights (“MSRs”), an increase in credit costs and an impairment in the value of securities in the available for sale and the trading portfolios. These were partially offset by an improvement in net interest income and an increase in gains on sales of securities available for sale.
Full year 2007 results as compared to 2006 reflect an increase in gain on loan sales, offset by a decrease in gain on sales of mortgage servicing rights (“MSRs”), an increase in credit costs and an impairment in the value of securities available for sale portfolio and the trading portfolio.
Consolidated assets decreased $0.8 billion, or 4.8%, from $16.6 billion at September 30, 2007 to $15.8 billion at December 31, 2007 but increased $0.3 billion or 1.9% from $15.5 billion at December 31, 2006.
“We will continue to focus on managing through a period of possible further real estate declines and a weakening economy,” said Mark Hammond, president and chief executive officer of Flagstar. “At the same time, we believe there are a number of positive trends and underlying fundamentals that are currently occurring or are on the horizon. These include our increasing market share for mortgage originations, increased residential loan production, improving gain on sale spreads, the potential for higher Fannie Mae, Freddie Mac and FHA loan limits, and increased credit spreads and lower funding costs, which should result in an improving net interest margin.”
Liquidity
Flagstar’s primary sources of funds are deposits, loan repayments and sales, advances from the Federal Home Loan Bank, security repurchase agreements, cash generated from operations and customer escrow accounts. Retail deposits increased to $5.1 billion at December 31, 2007, as compared to $4.9 billion at December 31, 2006. At December 31, 2007, we had a $7.5 billion line of credit with the FHLB as to which collateral at the FHLB was sufficient to access $7.0 billion of the line and of which $0.7 billion was still available. Also at December 31, 2007, we had $1.6 billion of agency securities and $0.7 billion of non-agency securities available for use as collateral in security repurchase agreements. We also had a $0.8 billion undrawn line of credit at the Federal Reserve discount window at December 31, 2007.

Capital
At December 31, 2007, Flagstar Bank, our wholly owned subsidiary, was considered “well-capitalized” for regulatory purposes, with regulatory capital ratios of 5.78% for core capital and 10.66% for total risk-based capital.
Net Interest Margin
The net interest margin of Flagstar Bank increased to 1.62%, as compared to 1.52% for the third quarter 2007 and 1.58% for the fourth quarter 2006. For the year ended December 31, 2007 its net interest margin was 1.50% as compared to 1.63% for the year ended December 31, 2006.
Retail Banking Operations
Flagstar Bank had 164 retail banking branches at December 31, 2007, as compared to 158 branches as of September 30, 2007 and 151 branches as of December 31, 2006. During 2007, the total number of retail accounts increased 5.5% to 293,200 in its current retail banking footprint as compared to approximately 277,900 at December 31, 2006.
Mortgage Banking Operations
Fourth quarter 2007 loan production was $6.7 billion, including $6.5 billion of residential loans, as compared to $6.8 billion, including $6.6 billion of residential loans, during third quarter 2007, and $5.4 billion, including $5.1 billion of residential loans, during fourth quarter 2006.
For the year ended December 31, 2007 loan production increased 32.2% to $26.7 billion, including $25.7 billion of residential loans, as compared to $20.2 billion, including $19.0 billion of residential loans, for the year ended December 31, 2006. At December 31, 2007, subprime loans comprised approximately 1.0% of total assets.
Flagstar’s net gain on loan sale spread was 32 basis points for the quarter ended December 31, 2007, as compared to a net loss on loan sale spread of (29) basis points for the third quarter 2007 and a net gain on loan sale spread of 53 basis points for the quarter ended December 31, 2006. Our calculation of net gain on loan sales reflects hedging costs, lower of cost or market adjustments on loan transfers, provisions to our secondary market reserve and other transaction costs and expenses. Gain on loan sale spreads, before certain adjustments for costs, increased in the fourth quarter 2007 to 117 basis points from 71 basis points for the third quarter 2007 and 96 basis points for the fourth quarter 2006. These amounts were offset by hedging costs which amounted to 32 basis points during the fourth quarter 2007, 54 basis points during the third quarter 2007 and 19 basis points for the fourth quarter 2006. Lower of cost or market adjustments on loan transfers reduced the gain (loss) by 3 basis points for the fourth quarter 2007 and did not affect either the third quarter 2007 or the fourth quarter 2006. Provisions to our secondary market reserve reduced the gain (loss) by 3 basis points during the fourth quarter 2007, 5 basis points for the third quarter 2007, and 4 basis points for the fourth quarter 2006. Loan level pricing adjustments negatively affected the gain (loss) by 45 basis points during the fourth quarter 2007, 40 basis points during the third quarter 2007 and 19 basis points during the fourth quarter 2006. Credit losses associated with available for sale portfolio reduced the gain (loss) by 3 basis points for the fourth quarter 2007 and 1 basis point in both the third quarter 2007 and the fourth quarter 2006.
For the year ended December 31, 2007 the net gain on loan sale spread decreased 2 basis points to 24 basis points as compared to 26 basis points for the same period in 2006. Our calculation of net gain on loan sales reflects hedging costs, lower of cost or market adjustments on loan transfers, provisions to our secondary market reserve and other transaction costs and expenses. Gain on loan sale spreads, before certain adjustments for costs, increased for the year ended December 31, 2007 to 80 basis points from 60 basis points for the same period in 2006. These amounts were negatively impacted by hedging costs which amounted to 13 basis points for 2007 and 3 basis points for 2006. Lower of cost or market adjustments on loan transfers reduced the gain by 1 basis point for both 2007 and 2006. Provisions to our secondary market reserve reduced the gain by 4 basis points for both 2007 and 2006. Loan level pricing adjustments negatively affected the gain by 37 basis points for 2007 and 25 basis points for 2006. Credit losses associated with available for sale portfolio reduced the gain by 1 basis point for both 2007 and 2006.
At December 31, 2007, Flagstar’s mortgage servicing portfolio totaled $32.5 billion with a weighted average service fee of 36 basis points. This is an increase from $26.7 billion at September 30, 2007 with a weighted average servicing fee of 36.4 basis points and an increase from $15.0 billion at December 31, 2006 with a weighted average servicing fee of 37.1 basis points. The capitalized value of Flagstar’s servicing portfolio at December 31, 2007 was $414.0 million, or 1.27% of the outstanding balance of loans serviced for others, with an estimated market value of $457.9 million. This compares to the capitalized value at September 30, 2007 of $340.8 million, or 1.28% with an estimated market value of $385.6 million and a capitalized value at December 31, 2006 of $173.3 million, or 1.15% with an estimated market value of $197.6 million.
Asset Quality
During the fourth quarter 2007, Flagstar increased its allowance for loan losses to $104.0 million, or 1.28% of loans held for investment at December 31, 2007, from $77.8 million, or 1.11% of loans held for investment, at September 30, 2007 and from $45.8 million, or 0.51% of loans held for investment, at December 31, 2006. Single-family residential first mortgage loans held for investment at December 31, 2007 had an average FICO credit score of 719 and an average original loan-to-value ratio of 73.4%.
Net charge-offs of loans during the fourth quarter 2007 increased to $12.2 million from $5.8 million during the third quarter 2007 and from $5.2 million during the fourth quarter 2006. Net charge-offs for the full year 2007 increased to $30.1 million as compared to $18.8 million for 2006. Total non-performing assets increased to $316.2 million at December 31, 2007, from $221.0 million at September 30, 2007 and $160.2 million at December 31, 2006.
Non-performing loans, which are loans 90 days or more past due and matured loans, increased to $197.1 million at December 31, 2007 as compared to $127.5 million at September 30, 2007 and $57.1 million at December 31, 2006. Non-performing loans were 2.42% of loans held for investment at December 31, 2007 as compared to 1.81% at September 30, 2007 and 0.64% at December 31, 2006. Loans past due 60 days or less increased 10.5% to $130.3 million at December 31, 2007 from $117.9 million at September 30, 2007. At December 31, 2007, 70.5% of non-performing loans were secured by first or second mortgages on single-family homes as compared to 76.0% at September 30, 2007 and 90.7% at December 31, 2006.
Of non-performing assets, real estate owned increased to $109.3 million at December 31, 2007 from $84.2 million at September 30, 2007 and from $81.0 million at December 31, 2006. Repurchased and non-performing assets were $9.8 million at December 31, 2007 as compared to $9.3 million at September 30, 2007 and $22.1 million at December 31, 2006.
As Previously Announced
The Company’s quarterly earnings conference call will be held on Wednesday, January 30, 2008 from 11 a.m. until noon (Eastern).
Questions for discussion at the conference call may only be submitted in advance by e-mail to investors@flagstar.com.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (913) 312-4375 or toll free at (800) 801-6497, passcode: 8845732.
Flagstar Bancorp, with $15.8 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At December 31, 2007, Flagstar operated 164 banking centers in Michigan, Indiana and Georgia and 143 home loan centers in 27 states. Flagstar Bank originates loans nationwide and is one of the leading originators of conforming single-family residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Summary of Consolidated	2007	2007	2006	2007	2006
Statements of Operations

Interest income	$225,324	$237,151	$211,363	$905,509	$800,866
Interest expense	(171,271)	(183,215)	(159,457)	(695,631)	(585,919)

Net interest income	54,053	53,936	51,906	209,878	214,947
Provision for loan losses	(38,356)	(30,195)	(8,237)	(88,297)	(25,450)

Net interest income after provision	15,697	23,741	43,669	121,581	189,497
Non-interest income
Loan fees and charges, net	240	(218)	2,444	1,497	7,440
Deposit fees and charges	6,502	5,808	5,310	22,999	20,893
Loan servicing fees, net	2,618	4,333	603	12,715	13,032
Net gain (loss) on securities available for sale	3,129	668	(462)	4,526	(6,163)
Gain on loan sales, net	23,189	(17,457)	23,843	59,030	42,381
Gain on MSR sales, net	(283)	456	3,901	5,898	92,621
Impairment — residuals	(14,799)	(3,612)	—	(18,412)	—
Impairment — securities available for sale	(2,793)	—	—	(2,793)	—
Unrealized gain on trading securities	(8,699)	1,914	—	(6,785)	—
Other income	9,401	9,376	7,991	38,440	31,957

Total non-interest income	18,505	1,268	43,630	117,115	202,161
Non-interest expenses
Compensation and benefits	(49,492)	(44,653)	(37,405)	(179,417)	(157,751)
Commissions	(30,088)	(18,136)	(17,925)	(83,047)	(74,208)
Occupancy and equipment	(17,772)	(17,622)	(18,914)	(69,218)	(70,319)
General and administrative	(7,655)	(10,658)	(19,754)	(41,497)	(49,824)
Other	(4,949)	(5,431)	(5,556)	(19,249)	(17,018)

Total non-interest expense	(109,956)	(96,500)	(99,554)	(392,428)	(369,120)
Capitalized direct cost of loan closing	29,337	23,240	23,193	94,918	93,483

Total non-interest expense after capitalized direct cost of loan closing	(80,619)	(73,260)	(76,361)	(297,510)	(275,637)

(Loss) Earnings before federal income tax	(46,417)	(48,251)	10,938	(58,814)	116,021
(Benefit) Provision for federal income taxes	(16,356)	(16,196)	4,039	(19,589)	(40,819)

Net (loss) earnings	$(30,061)	$(32,055)	$6,899	$(39,225)	$75,202

Basic (loss) earnings per share	$(0.50)	$(0.53)	$0.11	$(0.64)	$1.18

Diluted (loss) earnings per share	$(0.50)	$(0.53)	$0.11	$(0.64)	$1.17

Dividends paid per common share	$0.05	$0.10	$0.15	$0.35	$0.60

Dividend payout ratio	(10.0%)	(18.8%)	136.4%	(54.7%)	51.3%
Net interest spread — Consolidated	1.48%	1.27%	1.38%	1.33%	1.42%
Net interest margin — Consolidated	1.50%	1.36%	1.47%	1.40%	1.54%
Interest rate spread — Bank only	1.54%	1.35%	1.32%	1.39%	1.41%
Net interest margin — Bank only	1.62%	1.52%	1.58%	1.50%	1.63%
Return on average assets	(0.75)%	(0.77)%	0.18%	(0.24)%	0.49%
Return on average equity	(16.67)%	(17.08)%	3.41%	(5.14)%	9.42%
Efficiency ratio	111.11%	133.45%	79.93%	90.98%	66.08%
Average interest earning assets	$14,665,289	$15,694,934	$14,168,117	$14,964,042	$13,951,393
Average interest paying liabilities	$14,595,558	$15,233,024	$13,784,942	$14,745,383	$13,562,001
Average stockholders’ equity	$721,322	$750,570	$809,655	$762,958	$798,492
Equity/assets ratio (average for the period)	4.48%	4.51%	5.29%	4.71%	5.22%
Ratio of charge-offs to average loans held for investment	0.58%	0.33%	0.23%	0.35%	0.20%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	December 31,	September 30,	December 31,
Summary of the Consolidated	2007	2007	2006
Statements of Financial Condition:

Total assets	$15,792,736	$16,564,999	$15,497,205
Mortgage backed securities held to maturity	1,255,431	1,343,778	1,565,420
Investment securities available for sale	1,321,310	1,238,587	617,451
Loans held for sale	3,511,310	5,604,041	3,188,795
Loans held for investment, net	8,030,397	6,956,932	8,893,906
Allowance for loan losses	104,000	77,800	45,779
Servicing rights	413,986	340,814	173,288
Deposits	8,236,744	8,485,556	7,623,488
FHLB advances	6,301,000	6,392,000	5,407,000
Repurchase agreements	108,000	468,668	990,806
Stockholders’ equity	692,978	728,906	812,234

Other Financial and Statistical Data:

Equity/assets ratio	4.39%	4.40%	5.24%
Core capital ratio	5.78%	5.78%	6.37%
Total risk-based capital ratio	10.66%	10.65%	11.55%
Book value per share	$11.50	$12.09	$12.77
Shares outstanding	60,271	60,271	63,605
Average shares outstanding	61,152	61,450	63,588
Average diluted shares outstanding	61,509	61,874	64,328
Loans serviced for others	$32,487,337	$26,665,052	$15,032,504
Weighted average service fee (bps)	36.0	36.4	37.1
Value of servicing rights	1.27%	1.28%	1.15%
Allowance for loan losses to non performing loans	52.8%	61.0%	80.2%
Allowance for loan losses to loans held for investment	1.28%	1.11%	0.51%
Non performing assets to total assets	2.00%	1.34%	1.03%
Number of bank branches	164	158	151
Number of loan origination centers	143	151	76
Number of employees (excluding loan officers & account executives)	3,083	2,939	2,510
Number of loan officers and account executives	877	852	444

Loan Originations
(Dollars in millions)
(unaudited)

	For the Three Months Ended						For the Years Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
Loan type	2007		2007		2006		2007		2006

Residential mortgage loans	$6,493	97.1%	$6,566	96.1%	$5,083	93.4%	$25,711	96.3%	$18,966	93.9%
Consumer loans	42	0.6	87	1.3	85	1.6	342	1.3	571	2.8
Commercial loans	155	2.3	176	2.6	272	5.0	640	2.4	672	3.3

Total loan production	$6,690	100.0%	$6,829	100.0%	$5,440	100.0%	$26,693	100.0%	$20,209	100.0%

Gain on Loan Sales
(Dollars in millions)
(unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Description	2007	2007	2006	2007	2006

Net gain (loss) on loan sales	$23,188	$(17,457)	$23,843	$59,030	$42,381

Loans sold	$7,279,469	$5,955,396	$4,466,314	$24,255,114	$16,370,925
Sales spread	0.32%	(0.29%)	0.53%	0.24%	0.26%
Loans Held for Investment
(Dollars in thousands)
(unaudited)

	December 31,		September 30,		December 31,
Description	2007		2007		2006

First mortgage loans	$5,823,952	71.6%	$4,938,083	70.2%	$6,211,765	69.5%
Second mortgage loans	56,516	0.7	58,224	0.8	715,154	8.0
Commercial real estate loans	1,542,104	19.0	1,463,222	20.8	1,301,819	14.5
Construction loans	90,401	1.1	88,018	1.3	64,528	0.7
Warehouse lending	316,719	3.9	175,496	2.5	291,656	3.3
Consumer loans	281,746	3.4	291,889	4.1	340,156	3.8
Non-real estate commercial	22,959	0.3	19,800	0.3	14,607	0.2

Total loans held for investment	$8,134,397	100.0%	$7,034,732	100.0%	$8,939,685	100.0%

Deposit Portfolio
(Dollars in thousands)
(unaudited)

	December 31, 2007		September 30, 2007		December 31, 2006
Description	Balance	Rate	Balance	Rate	Balance	Rate

Demand deposits	$436,239	1.60%	$392,872	1.59%	$380,162	1.28%
Savings deposits	237,762	2.90	171,381	2.30	144,460	1.55
Money market deposits	531,587	3.86	562,039	4.04	608,282	4.05
Certificates of deposits	3,870,828	4.99	3,863,249	5.07	3,763,781	4.86

Total retail deposits	5,076,416	4.48	4,989,541	4.59	4,896,685	4.38
Company controlled custodial deposits	473,384	—	357,207	—	244,193	—
Municipal deposits / CDARS	1,545,395	5.04	1,930,679	5.42	1,419,964	5.33
Wholesale deposits	1,141,549	4.64	1,208,129	4.51	1,062,646	3.66

Total deposits	$8,236,744	4.35%	$8,485,556	4.57%	$7,623,488	4.32%

Asset Quality
(Dollars in thousands)
(unaudited)

	December 31, 2007		September 30, 2007		December 31, 2006
		% of		% of		% of
Days delinquent	Balance	Total	Balance	Total	Balance	Total

30	$59,811	18.3%	$73,382	29.9%	$40,140	33.6%
60	70,450	21.5	44,481	18.1	22,163	18.6
90 + and Matured Delinquent	197,149	60.2	127,506	52.0	57,071	47.8

Total	327,410	100.0%	$245,369	100.0%	$119,374	100.0%

Investment loans	$8,134,397		$7,034,732		$8,939,685

	Non-Performing Loans and Assets at
	December 31,	September 30,	December 31,
	2007	2007	2006

Non-Performing Loans	$197,149	$127,506	$57,071
Real Estate Owned	109,274	84,248	80,995
Repurchased Assets/Non-Performing Assets	9,776	9,261	22,096

Non-Performing Assets	$316,199	$221,015	$160,162

Non-Performing Loans as a Percentage of Investment Loans	2.42%	1.81%	0.64%
Non-Performing Assets as a Percentage of Total Assets	2.00%	1.34%	1.03%